EXHIBIT 10.1

Named Executive Officer	2006 Fiscal Year Base Salary (1)	2005 Fiscal Year Bonus (2)
Leonard Bell, M.D. Chief Executive Officer, Secretary and Treasurer	$490,000	$275,000

David W. Keiser President and Chief Operating Officer	$334,400	$140,000

Stephen P. Squinto, Ph.D. Executive Vice President and Head of Research	$290,510	$107,000

Christopher Mojcik, M.D., Ph.D. Senior Vice President, Clinical Development	$281,105	$92,000

Thomas I.H. Dubin, J.D. Senior Vice President and General Counsel	$265,360	$89,000

(1)	Effective August 1, 2005.
(2)	Paid on August 5, 2005.